Exhibit 99.2
NEWS RELEASE

For more information:                                        [Graphic Omitted]
David Doolittle
Refocus Group                                               Refocus Group, Inc.
404-879-9266                          10300 North Central Expressway, Suite 104
ddoolittle@refocus-group.com                                  Dallas, TX 75231


                    Refocus Group Closes $7 Million Financing
  Efforts will focus on Clinical Trials to obtain FDA Approval of
                  Scleral Spacing Procedure for the Treatment
                of Presbyopia, Glaucoma and Ocular Hypertension


DALLAS, March 1, 2005--Refocus Group, Inc. (OTC: RFCG.OB, www.refocus-group.com), a medical device company engaged in the research and development of treatments for eye disorders, today reported the closing of the first half of a financing commitment totaling $14 million from Medcare Investment Fund III, Ltd. of San Antonio, Texas ("Medcare"). At the first closing on March 1, 2005, the company issued to Medcare 280,000 shares of its newly authorized Series A-1 Convertible Preferred Stock for an aggregate offering price of $7 million. The Series A-1 Convertible Preferred Stock is convertible into Common Stock at $0.25 per share. As part of this transaction, Medcare has committed to purchasing an additional 280,000 shares of the company's newly-authorized Series A-2 Convertible Preferred Stock for an aggregate offering price of an additional $7 million at a second closing to occur no sooner than 12 months after the initial closing and upon the company's achievement of an FDA clinical trial milestone, and subject to other customary closing conditions. The Series A-2 Convertible Preferred Stock is convertible into Common Stock at $0.25 per share. Finally, Medcare was additionally granted a two-year warrant to purchase up to 133,334 shares of the company's newly-authorized Series A-3 Convertible Preferred Stock for an aggregate exercise price of up to $4 million. The Series A-3 Convertible Preferred Stock is convertible into Common Stock at $0.30 per share. This closing in total has the potential of providing Refocus Group with up to $18 million in aggregate financing between now and March 2007 (assuming the close of the second offering as well as the exercise of all warrants granted as part of this closing).

As of the March 1 closing, Medcare is the beneficial owner of greater than 50 percent of the outstanding voting stock of the company. Medcare has the option to nominate up to one-half of the board of directors. Effective as of the closing, David Williams and Chuck Edwards have resigned from the company's board of directors, and Thomas W. Lyles, Jr. and Doug Williamson have joined the company's board.

The company will use the net proceeds of the first closing for the repayment of debt, for expansion of its scleral spacing procedure (`SSP") clinical trials program and for capital expenditures and general corporate purposes. Following this closing, Refocus Group plans to explore the possible termination of the company's financial reporting obligations under the Securities and Exchange Act of 1934 (i.e., explore "going private") in order to reduce costs directly relating to such reporting obligations, such as annual audit, legal, insurance and other expenses. For more information on "going private" in general, please refer to <http://www.sec.gov/answers/gopriv.htm>. Further information regarding the financing, including the terms of the Series A Convertible Preferred Stock, will be included in the company's Form 8-K to be filed shortly.

About Refocus Group's Scleral  Spacing  Procedure

Refocus Group's Scleral Spacing Procedure ("SSP") for surgically treating presbyopia, primary open-angle glaucoma and ocular hypertension utilizes four scleral implants, each about the size of a small grain of rice, which are surgically implanted just under the surface of the sclera (white of eye) in four quadrants. Presbyopia is a vision disorder that affects virtually 100 percent of

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the population over age 40, while glaucoma affects  millions  worldwide and is a leading cause of blindness. The surgical procedure is the same for presbyopia, glaucoma and/or ocular hypertension. For the latter of these two conditions, the company believes that the procedure helps restore the natural base-line tension in the ciliary body, allowing for improvement in the natural drainage of the eye and the lowering of intraocular pressure. In the case of presbyopia, the company believes that the procedure helps reduce the crowding of the underlying tissues surrounding the crystalline lens, allowing the muscles to once again naturally reshape the lens and accommodate (focus) the eye. The uniqueness of the company's technology is that it does not remove tissue from the eye, does not affect the cornea and is believed to be fully reversible--unlike laser vision surgery or more invasive treatments involving the permanent removal and replacement of the crystalline lens with an intraocular lens. The procedure can be performed on an outpatient basis under topical or local anesthesia. The company's implant device is limited, in the United States, by federal law to investigational use, pending approval by the Food and Drug Administration.

About Refocus  Group

Refocus Group (OTC: RFCG.OB, www.refocus-group.com) is a Dallas-based medical device company engaged in the research and development of treatments for eye disorders. Refocus holds over 100 domestic and international pending applications and issued patents, the vast majority directed to methods, devices and systems for the treatment of presbyopia, ocular hypertension, primary open-angle glaucoma and macular degeneration. The company's most mature device is its patented scleral implant and related automated scleral incision handpiece and system, used in the Scleral Spacing Procedure for the surgical treatment of presbyopia, primary open-angle glaucoma and ocular hypertension in the human eye. See the company's public filings at www.sec.gov for a discussion of the company's financial condition.

About Medcare Investment Fund III, Ltd.

Medcare Investment Fund III, Ltd. is a San Antonio, Texas based venture capital group that directly or through its founders have been successfully involved in developing early stage medical devices and founding of other early stage medical enterprises.

FORWARD LOOKING STATEMENTS:

This release contains certain "forward-looking statements" relating to the business of Refocus Group, which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including uncertainties relating to being able to continue as a going concern, assumption of manufacturing, marketing and distribution functions from a former licensee, product development, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Refocus Group is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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